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                                CIBC OPPENHEIMER
                          A CIBC World Markets Company



                                                  CIBC Oppenheimer Corp.
                                                  CIBC Oppenheimer Tower
                                                  World Financial Center
                                                  New York, New York 10281
                                                  Tel: 212-667-7000
                                                  Tel: 800-999-6726



                                                  November   , 1997



Dear Limited Partner:

     As we originally indicated in the offering material, Augusta Partners, L.P. provides investors with the opportunity to redeem some or all of their investment by means of a tender offer. Accordingly, enclosed please find the documentation necessary to tender interests in the Partnership. If you wish to maintain your investment and withdraw nothing from your account, you do not have to do anything.

     We hope you are pleased with your investment to date and elect to remain invested in the Partnership. If you have any questions or require further information, please contact your Account Executive.


                                          Sincerely,



                                          /s/  Mitchell A. Tanzman
                                          --------------------------------------
                                               Mitchell A. Tanzman
                                                      Individual General Partner



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